As filed with the Securities and Exchange Commission on October 24, 2003.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SOUTHWALL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2251470 (I.R.S. employer identification no.)

1029 Corporation Way, Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

1998 Stock Plan for Employees and Consultants

1997 Stock Incentive Plan

(Full title of the plans)

Michael E. Seifert

Senior Vice President and Chief Financial Officer

Southwall Technologies Inc.

1029 Corporation Way

Palo Alto, California 94303

(Name and address of agent for service)

(650) 962-9111

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	400,000	$1.38	$552,000	$44.66

  This registration statement shall also cover any additional number of shares as may be required pursuant to the plans in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock of Southwall Technologies Inc.

  Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on October 22, 2003.

  EXPLANATORY NOTE

  This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to 400,000 shares of Common Stock, $.001 par value per share, of Southwall Technologies Inc. (the "Company"). 250,000 of those shares represent the annual increase in the number of shares issuable under the Company's 1997 Stock Incentive Plan (the "1997 Plan") and 150,000 of those shares represent the annual increase in the number of shares issuable under the Company's 1998 Stock Plan for Employees and Consultants (the "1998 Plan"). The Company previously filed with the Securities and Exchange Commission (the "Commission"), on July 22, 2002, September 17, 2001, June 2, 2000, May 26, 1999, October 28, 1998, and August 25, 1997, Registration Statements on Form S-8 (File Nos. 333-96893, 333-69486, 333-38530, 333-79359, 333-66277, and 333-34287, respectively), covering an aggregate of 1,650,000 shares of the Company's Common Stock then reserved for issuance under the 1997 Plan and an aggregate of 850,000 shares of the Company's Common Stock then reserved for issuance under the 1998 Plan.

  PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Incorporation by Reference.

  The following documents are hereby incorporated by reference in this Registration Statement:

    The Company's Annual Report on Form 10-K for the year ended December 31, 2002, containing the Company's audited financial statements for the fiscal year then ended, filed March 31, 2003;

    The Company's Quarterly Report on Form 10-Q for the quarters ending March 30, 2003 filed May 14, 2003; and June 29, 2003 filed August 15, 2003; and

    The description of the Company's Common Stock contained in the Company's registration statement No. 0-15930 on Form 8-A filed with the Commission on July 6, 1987, under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), including any amendment or report filed for the purpose of updating such description.

    In addition, all documents filed by the Company after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Item 4. Description of Securities

    Not applicable.

    Item 5. Interests of Named Experts and Counsel

    Not applicable.

    Item 6. Indemnification of Officers and Directors

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Southwall's Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Southwall's Certificate of Incorporation provides that, under the Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Southwall and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Southwall for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company maintains directors and officers liability insurance for the benefit of its directors and officers.

    Item 7. Exemption from Registration Claimed.

    Not applicable.

    Item 8. Exhibits.

4

    Instrument Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 0-15930 on Form 8-A, which is incorporated herein by reference under the Item 3(c) of this Registration Statement.

5	Opinion and consent of Choate, Hall & Stewart
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Choate, Hall & Stewart is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.

    Item 9. Undertakings

    (a) The Company hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto in the State of California, on October 23, 2003.

Southwall Technologies Inc. (Registrant)
By:	/s/ Thomas G. Hood Thomas G. Hood President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas G. Hood and Michael E. Seifert, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 23, 2003 by the following persons in the capacities indicated.

Name	Capacity
/s/ Thomas G. Hood Thomas G. Hood	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Michael E. Seifert Michael E. Seifert	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ William A. Berry William A Berry /s/ Bruce M. Jaffe Bruce M. Jaffe /s/ Jami Dover Nachtsheim Jami Dover Nachtsheim /s/ Noriyuki Nakamura Noriyuki Nakamura	Director Director Director Director

/s/ Joseph B. Reagan Dr. Joseph B. Reagan	Director
/s/ Walter C. Sedgwick Walter C. Sedgwick	Director
/s/ Robert C. Stempel Robert C. Stempel	Director

Exhibit 5

CHOATE, HALL & STEWART

A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

EXCHANGE PLACE

53 STATE STREET

BOSTON, MASSACHUSETTS 02109

TELEPHONE (617) 248-5000

FACSIMILE (617) 248-4000

TELEX 49615860

October 24, 2003

Southwall Technologies Inc.

1029 Corporation Way

Palo Alto, California 94303

Ladies and Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on October 23, 2003 by Southwall Technologies Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of (i) 250,000 shares of common stock, $.001 par value (the "Common Stock"), under the Company's 1997 Stock Incentive Plan (the "1997 Stock Plan") and (ii) 150,000 shares of Common Stock under the Company's 1998 Stock Plan for Employees and Consultants (the "1998 Stock Plan").

We are familiar with the Company's Restated Certificate of Incorporation, its Amended and Restated By-Laws, and its corporate minute book, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation, as we have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the additional shares to be sold by the Company under the 1997 Stock Plan and/or the 1998 Stock Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this Firm included therein.

Very truly yours,
/s/Choate, Hall & Stewart CHOATE, HALL & STEWART

Exhibit 23.1 CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2003 relating to the financial statements and financial statement schedule of Southwall Technologies Inc., which appears in Southwall Technologies Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP San Jose, California October 24, 2003